PRACTUS

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

 October 27, 2022

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Fund Services” in the Statement of Additional Information for the Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund, each a series of PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 231 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 231 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP